Exhibit 10.13

February 29, 2012

Spartan Motors, Inc.
1541 Reynolds Road
Charlotte, Michigan  48813

Re:	Amendment No. 1 to Amended and Restated Note Purchase and Private Shelf Agreement

Ladies and Gentlemen:

This letter agreement (this “Letter”) makes reference to that certain Amended and Restated Note Purchase and Private Shelf Agreement (the “Note Agreement”), dated as of November 30, 2009, between Spartan Motors, Inc. (the “Company”), on the one hand, and Prudential Investment Management, Inc. (“Prudential”), Gibraltar Life Insurance Co., Ltd., and each Prudential Affiliate which becomes party thereto, on the other hand. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Note Agreement, as amended hereby.

The Company has requested that Prudential and the holders of the Notes agree to amend the Note Agreement as set forth below.  Subject to the terms and conditions hereof, the undersigned holders of the Notes are willing to agree to such request.

Accordingly, and in accordance with the provisions of paragraph 11C of the Note Agreement, the parties hereto agree as follows:

SECTION 1.             Note Agreement Amendments.  Effective upon the Effective Date (as defined in Section 2 hereof), the Note Agreement is amended as follows:

1.1.           A new paragraph 4G is added to the Note Agreement to read as follows:

“4G.           Excess Leverage Fee.   In addition to the interest accruing on the Notes, the Company agrees to pay to each holder of a Note a fee (the “Excess Leverage Fee”) on the daily average outstanding principal amount of such Note during each fiscal quarter ending subsequent to a Material Acquisition at a rate per annum equal to 0.75% if the Leverage Ratio as of the end of such fiscal quarter is greater than 2.75 to 1.0. The Excess Leverage Fee with respect to each Note for any fiscal quarter shall be calculated on the same basis as interest on such Note is calculated and the Excess Leverage Fee due on any Note for any fiscal quarter shall be payable in arrears on the first interest payment date on such Note ending after such fiscal quarter.  The payment of any Excess Leverage Fee shall not constitute a waiver of any Default or Event of Default.”

1.2.           Paragraph 6A of the Note Agreement is amended and restated in its entirety to read as follows:

“6A.              Financial Covenants.  The Company will not:

6A(1).           Leverage Ratio.  Permit or suffer the Leverage Ratio to exceed 2.75 to 1.0 as of any fiscal quarter end, commencing with the fiscal quarter ending December 31, 2011, provided that for the four (4) fiscal quarters immediately following a Material Acquisition permitted pursuant to paragraph 6E(f), the Company shall not permit or suffer the Leverage Ratio to exceed 3.0 to 1.0.

6A(2).           Interest Coverage Ratio.  Permit or suffer the Interest Coverage Ratio to be less than 2.50 to 1.00 as of the end of any fiscal quarter.

6A(3).           Tangible Net Worth.  Permit or suffer the Consolidated Tangible Net Worth at any time to be less than (i) $100,000,000, plus (ii) 50% of Consolidated Net Income of the Company and its Subsidiaries for each fiscal year, commencing with the fiscal year ending December 31, 2011, provided that if such net income is negative in any such fiscal year, the amount added for such fiscal year shall be zero and such amount shall not reduce the amount added pursuant to any other fiscal year.”

1.3.           Each of clause (e), (f) and (g) of paragraph 6B of the Note Agreement is amended in its entirety to read as follows:

“(e)           Indebtedness of the Company or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capitalized Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that (i) such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (e) shall not exceed $2,500,000 at any time outstanding;

(f)           unsecured Indebtedness of the Company and the Guarantors outstanding under the Credit Agreement; and

(g)           if no Default or Event of Default exists or would be caused thereby, other unsecured Indebtedness in an aggregate principal amount not exceeding $20,000,000 at any time outstanding.”

1.4.           Clause (d) of paragraph 6G of the Note Agreement is amended and restated in its entirety to read as follows:

“(d) other Restricted Payments not exceeding (i) $20,000,000 during any fiscal year, provided that (A) such Restricted Payments shall not exceed $6,000,000 in the aggregate during the first three fiscal quarters of any fiscal year (or such greater amount as may be approved in writing by the Required Holders), (B) as of the end of such fiscal year and at the time of the making of any Restricted Payment during such fiscal year (provided such Restricted Payment together with all prior Restricted Payments made during such fiscal year exceeds $6,000,000 in the aggregate) the Leverage Ratio (on a pro forma basis after giving effect to such Restricted Payment when determined in connection with the making of a Restricted Payment) is less than or equal to 2.0 to 1.0, and (C) no less than five Business Days prior to making any Restricted Payment which when added to all prior Restricted Payments made during such fiscal year exceeds $6,000,000, the Company delivers its pro forma computations acceptable to the Required Holders to demonstrate its compliance with the immediately preceding clause (B), and (ii) $6,000,000 in any fiscal year if as the end of such fiscal year the Leverage Ratio is greater than 2.0 to 1.0.”

1.5.           Paragraph 6P of the Note Agreement is hereby deleted.

1.6.           Clause (ii) of paragraph 7A(ii) of the Note Agreement is amended and restated in its entirety to read as follows:

“(ii)           the Company defaults in the payment of any interest on any Note or any Excess Leverage Fee for more than 5 Business Days after the date due

1.7.           Paragraph 10B of the Note Agreement is amended by adding, or amending and restating, as applicable, the following definitions to read as follows:

“Bank Agent” shall mean Wells Fargo Bank, National Association, as agent for the Banks under the Credit Agreement, and its successors and assigns in that capacity.

“Consolidated EBIT” shall mean Consolidated Net Income (excluding foreign currency gains or losses and non-cash income or charges) plus, to the extent deducted from revenues in determining Consolidated Net Income, without duplication, (a) Consolidated Interest Expense, (b) expense for income taxes paid or accrued, (c) extraordinary charges (as determined in accordance with GAAP), (d) unusual or nonrecurring charges in an aggregate amount not to exceed $2,000,000 (or such greater amount as may be approved in writing by the Required Holders, which approval shall not be unreasonably withheld) for any consecutive four fiscal quarter period, provided that in addition to such amount the Company (on a consolidated basis with its Subsidiaries) may add back $2,781,000 for the fiscal quarter ending June 30, 2011 related to several nonrecurring restructuring charges previously approved in writing by the Required Holders, (e) up to $8,000,000 in the aggregate in Wakarusa Charges during the 2011 and 2012 fiscal years, and (f) amounts related to impairment of any intangible assets, minus, to the extent included in Consolidated Net Income, (i) extraordinary gains (as determined in accordance with GAAP) realized other than in the ordinary course of business, (ii) the income (or deficit) of any Person (other than a Subsidiary) in which the Company or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Company or such Subsidiary in the form of dividends or similar distributions and (iii) the undistributed earnings of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation (other than under any Transaction Document) or Requirement of Law applicable to such Subsidiary, all calculated for the Company and its Subsidiaries on a consolidated basis.

“Credit Agreement” shall mean, the Amended and Restated Credit Agreement, dated December 16, 2011, by and among the Bank Agent, the Banks and the Company, as amended, restated, supplemented or otherwise modified from time to time.

“Excess Leverage Fee” shall have the meaning given in paragraph 4G.

 “Leverage Ratio” shall mean, as of the end of any fiscal quarter, the ratio of the Consolidated Total Debt as of such fiscal quarter end to the Consolidated EBITDA for the period of four consecutive fiscal quarters ending with such fiscal quarter end, provided that for purposes of paragraph 6G(d), Leverage Ratio shall be calculated on a trailing twelve month basis as of any applicable date of determination.

“Material Acquisition” shall mean an Acquisition where the total consideration paid or payable (including cash payments, Indebtedness assumed, earnouts (as projected by the Company in good faith) and other payments) is equal to or greater than $15,000,000.

“Wakarusa Charges” shall mean certain non-cash charges that may be recognized by the Company (on a consolidated basis with Utilimaster Corporation) during its 2011 and 2012 fiscal years in connection with the possible writedown in asset value of its real property and improvements located at 65266-65906 State Road 19, Wakarusa, Indiana.

1.6.           Schedule 8A(1) of the Note Agreement is amended and restated in its entirety to read as set forth on Exhibit A attached hereto.

SECTION 2.             Effectiveness.  The amendments in Section 1 of this Letter shall become effective on the date (the “Effective Date”) of satisfaction of the following:

(a)           receipt by Prudential and each holder of the Notes of counterparts of this Letter executed by the Company and the Guarantors; and

(b)           receipt by Prudential and each holder of the Notes of a joinder to the Guaranty Agreement executed by Classic Fire, LLC, a Michigan limited liability company (“Classic Fire”), in accordance with the provisions paragraph 5K of the Note Agreement.

SECTION 3.             Additional Covenant.  The Company covenants that, on or before March 30, 2012, it shall comply with all of the provisions of paragraph 5K of the Note Agreement with respect to Classic Fire not satisfied by the joinder delivered pursuant to Section 2(b).  Any failure by the Company to comply with the provisions of this Section 3 shall constitute an Event of Default under the Note Agreement.

SECTION 4.             Former RR.  Effective on the Effective Date, the holders of the Notes hereby release Former RR, Inc. (“Former RR”) as a Guarantor under the Guaranty Agreement.  For the avoidance of doubt, if at any time after the Effective Date, Former RR has assets, conducts business or is obligated or required to become obligated under a Guarantee with respect to any Indebtedness of the Company, Former RR shall be required to comply with the provisions of paragraph 5K of the Note Agreement, including without limitation, becoming a Guarantor under the Guaranty Agreement.

SECTION 5.             Representations and Warranties. The Company represents and warrants to the holders of the Notes that (a) the execution and delivery of this Letter has been duly authorized by all necessary corporate action on behalf of the Company and each Guarantor, and this Letter has been executed and delivered by a duly authorized officer of the Company and each Guarantor, and all necessary or required consents to this Letter (other than any consents required to be obtained solely by the holders of the Notes) have been obtained and are in full force and effect, (b) each representation and warranty set forth in paragraph 8 of the Note Agreement and the other Transaction Documents to which it is a party, is true and correct in all material respects as of the date of execution and delivery of this Letter by the Company or such Guarantor with the same effect as if made on such date (except to the extent such representations and warranties expressly refer to an earlier date, in which case they were true and correct as of such earlier date), (c) after giving effect to this Letter, no Event of Default or Default exists or has occurred and is continuing on the date hereof, (d) the Company has delivered and correct and complete copy of the Credit Agreement to the holders of the Notes and (e) Former RR, Inc. was formerly known as Road Rescue, Inc., has no assets and conducts no business and is not and is not required to become obligated under a Guarantee with respect to any Indebtedness of the Company.

SECTION 6.             Reference to and Effect on Note Agreement; Ratification of Transaction Documents.  Upon the effectiveness of the amendments in Section 1 of this Letter, each reference to the Note Agreement in any other document, instrument or agreement shall mean and be a reference to the Note Agreement as modified by this Letter.  Except as specifically set forth in Section 1 hereof, the Note Agreement and each other Transaction Document shall remain in full force and effect and is hereby ratified and confirmed in all respects.  Except as specifically stated in Section 1 of this Letter, the execution, delivery and effectiveness of this Letter shall not (a) amend the Note Agreement, any Note or any other Transaction Document, (b) operate as a waiver of any right, power or remedy of any holder of the Notes, or (c) constitute a waiver of, or consent to any departure from, any provision of the Note Agreement, any Note or any other Transaction Document at any time.  The execution, delivery and effectiveness of this Letter shall not be construed as a course of dealing or other implication that any holder of the Notes has agreed to or is prepared to grant any consents or agree to any waiver to the Note Agreement or any other Transaction Document in the future, whether or not under similar circumstances

SECTION 7.             Expenses. The Company hereby confirms its obligations under the Note Agreement, whether or not the transactions hereby contemplated are consummated, to pay, promptly after request by the holders of the Notes all reasonable out-of-pocket costs and expenses, including attorneys’ fees and expenses, incurred by such holders in connection with this Letter or the transactions contemplated hereby, in enforcing any rights under this Letter, or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Letter or the transactions contemplated hereby.  The obligations of the Company under this Section 7 shall survive transfer by any holder of any Note and payment of any Note.

SECTION 8.             Reaffirmation.  Each Guarantor hereby consents to the foregoing amendments to the Note Agreement and hereby ratifies and reaffirms all of its payment and performance obligations, contingent or otherwise, under each Guaranty Agreement, after giving effect to such amendments.  Each Guarantor hereby acknowledges that, notwithstanding the foregoing amendments, that each Guaranty Agreement remains in full force and effect and is hereby ratified and confirmed.  Without limiting the generality of the foregoing, each Guarantor agrees and confirms that each Guaranty Agreement continues to guaranty the Guarantied Obligations (as defined in the Guaranty Agreement) arising under or in connection with the Note Agreement or any of the Notes, as the same are amended by this Letter.

SECTION 9.             Governing Law.  THIS LETTER SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF ILLINOIS, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS OF SUCH STATE WHICH WOULD OTHERWISE CAUSE THIS LETTER TO BE CONSTRUED OR ENFORCED OTHER THAN IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS.

SECTION 10.           Counterparts; Section Titles.  This Letter may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together  shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page to this Letter by facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart of this Letter. The section titles contained in this Letter are and shall be without substance, meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

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Very truly yours,

PRUDENTIAL INVESTMENT MANAGEMENT, INC.

By:
Vice President

GIBRALTAR LIFE INSURANCE CO., LTD.

By:	Prudential Investment Management (Japan), Inc., as Investment Manager

By:	Prudential Investment Management, Inc., as Sub-Adviser

By:
Vice President

Amendment No. 1 to Amended and Restated Note Purchase and Private Shelf Agreement

THE LETTER IS AGREED TO AND ACCEPTED BY:

SPARTAN MOTORS, INC.

By:
Title:

CRIMSON FIRE AERIAL, INC.

By:
Title:

CRIMSON FIRE, INC.

By:
Title:

CLASSIC FIRE, LLC

By:
Title:

SPARTAN MOTORS CHASSIS, INC.

By:
Title:

UTILIMASTER HOLDINGS, INC.

By:
Title:

Amendment No. 1 to Amended and Restated Note Purchase and Private Shelf Agreement

UTILIMASTER CORPORATION

By:
Title:

Amendment No. 1 to Amended and Restated Note Purchase and Private Shelf Agreement

EXHIBIT A

SCHEDULE 8A(1)

SUBSIDIARIES

Entity	Jurisdiction of Formation	Capital Stock Owned By (100%)

Spartan Motors Chassis, Inc.	Michigan	Spartan Motors, Inc.
Crimson Fire, Inc.	South Dakota	Spartan Motors, Inc.
Crimson Fire Aerials, Inc.	Pennsylvania	Spartan Motors, Inc.
Classic Fire, LLC	Michigan	Crimson Fire, Inc.
Former RR, Inc.	South Carolina	Spartan Motors, Inc.
Utilimaster Holdings, Inc.	Delaware	Spartan Motors, Inc.
Utilimaster Corporation	Delaware	Utilimaster Holdings, Inc.
Utilimaster Canada Limited	Ontario	Utilimaster Holdings, Inc.
UTM Acquisition Company, LLC	Indiana	Utilimaster Corporation